Exhibit (h)(10)

NORTHWESTERN MUTUAL SERIES FUND, INC.

April     , 2007

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:    Agreement to Waive Fees and Reimburse Expenses of Northwestern Mutual Series Fund, Inc.                      Portfolios (the “Portfolios”)

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto relating to the Portfolios. For each fiscal year of NMSF beginning on or after January 1, 2007 and ending on April 30, 2008 (unless extended by the parties hereto), MSA agrees to waive its Investment Advisory Fees for the respective Portfolios and to reimburse Portfolio expenses after fee waivers which exceed the expense caps set forth below, on an annual fiscal year basis, in each case excluding extraordinary expenses, interest expense, and taxes.

Portfolio	Expense Cap
American Century Large Company Value
American Century Inflation Protection
Capital Guardian Large Cap Blend
MFS Research International Large Cap Core
Index 600 Small Cap Stock
MFS Emerging Markets
Short Term Bond
PIMCO Long-Term U.S. Government Bond
PIMCO Multi Sector Bond

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:
Name:	Mark G. Doll
Title:	President

Agreed to and accepted:
MASON STREET ADVISORS, LLC

By:
Name:	Mark G. Doll
Title:	President